Exhibit 23.2

January 17, 2006

Investors Financial Services Corp.

200 Clarendon Street

Boston, MA  02116

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Investors Financial Services Corp. and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated May 3, 2005; for the six-month and the three-month periods ended June 30, 2005 and 2004, and have issued our report dated August 9, 2005; and for the nine-month and the three-month periods ended September 30, 2005 and 2004, and have issued our report dated November 2, 2005.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 17, 2006